UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2006

Consumer Portfolio Services Inc.

(Exact name of Registrant as Specified in Charter)

California	001-14116	33-0459135
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

16335 Laguna Canyon Road, Irvine, CA 92618

(Address of Principal Executive Offices, including Zip Code)

(949) 753-6800

(Registrant's telephone number, including area code)

Not Applicable

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information contained in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01.

On September 27, 2006, the registrant ("CPS") and its wholly owned subsidiary CPS Receivables Two Corp. ("Subsidiary") entered into a series of agreements under which Subsidiary purchased from CPS, and sold to CPS Auto Receivables Trust 2006-C, a Delaware statutory trust (the "Trust") approximately $172.2 million of subprime automotive receivables (the "Initial Receivables"). Subsidiary also committed to purchase and to sell to the Trust, and CPS committed to sell to Subsidiary, an additional $75.3 million of similar automotive receivables (the "Subsequent Receivables").

CPS disclaims any implication that the agreements relating to such transactions are other than agreements entered into in the ordinary course of CPS's business.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

CPS, Subsidiary, the Trust and others on September 27, 2006 entered into a series of agreements that, among other things, created long-term obligations that are material to CPS, Subsidiary and the Trust. Under these agreements (i) CPS sold the Initial Receivables to Subsidiary, and committed to sell the Subsequent Receivables to Subsidiary not later than October 31, 2006, (ii) Subsidiary sold the Initial Receivables to the Trust, and committed to sell the Subsequent Receivables to the Trust, (iii) the Trust pledged the Initial Receivables, and committed to pledge the Subsequent Receivables, to Wells Fargo Bank, N.A. ("Wells"), as indenture trustee for benefit of the holders of the Notes (as defined below), and for benefit of the Insurer (as defined below), (iv) the Trust issued and sold $220.275 million of asset-backed Notes, in four classes (such Notes collectively, the "Notes"), (v) a portion of the proceeds from the sale of the Notes was pledged to Wells as trustee for benefit of the holders of the Notes, to be used to fund the purchase price of the Subsequent Receivables, (vi) an insurance company, XL Capital Assurance Inc. (the "Insurer"), issued a policy (the "Policy") guaranteeing payment of principal and interest on the Notes, and (vii) a cash deposit (the "Reserve Account") in the amount of 2.00% of the aggregate balance of the Initial Receivables was pledged for the benefit of the Insurer.

Security for the repayment of the Notes consists of the Initial Receivables and, when and if sold, the Subsequent Receivables (together, the "Receivables"), and the rights to payments relating to such receivables. The Receivables were originated or purchased by CPS and CPS will act as the servicer of the Receivables. Credit enhancement for the Notes consists of over-collateralization, the Reserve Account, and the Policy, which guarantees the obligations of the Trust to pay interest on, and repay the principal balance of, the Notes. Wells will act as collateral agent and trustee on behalf of the secured parties, and is the backup servicer.

The Notes are obligations only of the Trust, and not of Subsidiary nor of CPS. Nevertheless, the Notes are properly treated as long-term debt obligations of CPS. The sale and issuance of the Notes, treated as secured financings for accounting and tax purposes, are treated as sales for all other purposes, including legal and bankruptcy purposes. None of the assets of the Trust or Subsidiary are available to pay other creditors of CPS or its affiliates.

Upon completion of the anticipated October 2006 sale of the Subsequent Receivables to the Trust, the Trust will hold a fixed pool of amortizing assets. The Trust is obligated to pay principal and interest on the Notes on a monthly basis. Interest is payable at fixed rates on the outstanding principal balance of each of the four classes of the Notes, and principal is payable by reference to the aggregate principal balance of the Receivables (adjusted for chargeoffs and prepayments, among other things) and agreed required over-collateralization. Principal is payable serially; that is all payable principal is directed first to the class A-1 Notes until such class is paid in full, then to the class A-2 Notes until such class is paid in full, and so on. The following table sets forth the interest rates and initial principal amounts of the four classes of

Notes:

Note Class	Amount	Interest Rate
A-1	$38.900 million	5.38568%
A-2	$70.000 million	5.31000%
A-3	$41.300 million	5.14000%
A-4	$70.075 million	5.14000%

The 2006-C transaction has initial credit enhancement consisting of a cash deposit and  subordinated interests in the aggregate amount of 13.00% of the original receivable pool balance. That enhancement level is to be supplemented by accelerated payment of principal on the Notes to reach a combined level of 18.75% of the then-outstanding receivable pool balance.

At such time as the aggregate outstanding principal balance of the 2006-C Receivables is less than 10% of the initial aggregate balance of $247.5 million, CPS will have the option to purchase the Trust estate at fair market value, provided that such purchase price is sufficient to cause the Notes to be redeemed and paid in full, and to cause other obligations of the Trust to be met.

If an event of default were to occur under the agreements, the Insurer would have the right to accelerate the maturity of the Notes, and the required amount of the Reserve Account would increase to an amount equal to the outstanding aggregate principal balance of the Notes. Such increase would have the effect of redirecting to the Reserve Account the cash proceeds of the Receivables that otherwise would be released to Subsidiary, until such time, if any, as the Reserve Account reached the increased required level. Events of default include pool performance ratios, in addition to such events as failure to make required payments on the Notes, breaches of warranties, representations or covenants under any of the agreements or specified bankruptcy-related events. In addition, if the Receivables (pledged as security for the Notes) were to experience net loss ratios, delinquency ratios, or default rates that are higher than specified levels, the existence of such a "trigger event" would also increase the Reserve Account requirements, though to a lesser extent, which would also have the effect of redirecting to the Reserve Account certain cash proceeds of the Receivables that otherwise would be released to Subsidiary.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Two exhibits are furnished herewith:

Exhibit Number	Description
4.16	Indenture re Notes issued by CPS Auto Receivables Trust 2006-C.
99.1	Consumer Portfolio Services, Inc. September 27, 2006 press release

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Consumer Portfolio Services, Inc.
(Registrant)

Date: September 28, 2006	By:	/s/ Jeffrey P. Fritz
	Name:	Jeffrey P. Fritz
	Title:	Senior Vice President and Chief Financial Officer
Signing on behalf of the registrant
and as Principal Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.16	Indenture re Notes issued by CPS Auto Receivables Trust 2006-C.
99.1	Consumer Portfolio Services, Inc. September 27, 2006 press release.

Exhibit 4.16

Exhibit 99.1

NEWS RELEASE

CPS Announces $247.5 Million Securitization with Improved Enhancement Levels

IRVINE, Calif. - September 27, 2006 - Consumer Portfolio Services, Inc. (Nasdaq: CPSS) announced that it closed a term securitization transaction today, issuing $220.275 million of investment grade Notes backed by automotive receivables.

In the transaction, qualified institutional buyers purchased $220,275,000 of Notes backed by automotive receivables originated by Consumer Portfolio Services. The Notes, issued by CPS Auto Receivables Trust 2006-C, consist of four classes.  The ratings of the Notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by XL Capital Assurance Inc.

Note Class	Amount	Interest Rate	Average Life	Price	Standard & Poor's Rating	Moody's Rating
A-1	$38.900 million	5.38568%	0.23 years	100.000	A-1+	P-1
A-2	$70.000 million	5.31000%	1.00 years	99.997	AAA	Aaa
A-3	$41.300 million	5.14000%	2.00 years	99.992	AAA	Aaa
A-4	$70.075 million	5.14000%	3.36 years	99.991	AAA	Aaa

The weighted average effective coupon on the Notes is approximately 5.18%.

The 2006-C transaction has initial credit enhancement consisting of a cash deposit in the amount of 2.00% of the original receivable pool balance, plus subordinated interests of 11.00%.  That enhancement level is to be supplemented by accelerated payment of principal on the Notes to reach a combined level of 18.75% of the then-outstanding receivable pool balance.  These levels represent a decrease of 150 basis points from CPS's 2006-B transaction.

The transaction utilized a pre-funding structure, in which CPS sold approximately $172.2 million of receivables today and plans to sell approximately $75.3 million of additional receivables during October 2006.  This further sale is intended to provide CPS with financing for receivables originated primarily in the month of September.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law.  All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

Investor Contact

Robert E. Riedl
Consumer Portfolio Services
949-753-6800